EXHIBIT 10


                           PURCHASE AND SALE AGREEMENT

            THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of June 5, 1998, by and between INNOVATIVE TRANSDUCERS INC., a Delaware corporation, with offices at 17200 Park Row, Houston, Texas 77084-3925 ("ITI" or "Buyer"), and BISON INSTRUMENTS, INC., a Minnesota corporation, with offices at 5610 Rowland Road, Minneapolis, Minnesota 55343-8956 ("Bison" or "Seller").

                                    RECITALS

            Seller desires to sell and Buyer desires to purchase all of Seller's right, title and interest in and to the Assets defined herein pursuant to the terms and conditions of this Agreement.

            Therefore, Seller agrees to sell and Buyer agrees to purchase the Assets on the terms and conditions set forth in this Agreement.

                          ARTICLE 1. PURCHASE AND SALE

1.1 Assets. Subject to the terms of this Agreement, Seller agrees to convey, transfer and assign to Buyer, and Buyer agrees to accept, as of the Closing Date, all of Seller's right, title and interest in and to the Jupiter and Galileo product lines (hereinafter collectively referred to as the "Assets"). The Assets including without limitation:

            1.1.1 Inventories. All of Seller's right, title and interest in the inventory of finished goods, work in progress, raw materials, parts, rental equipment and all other materials and supplies associated with the Jupiter and Galileo product lines as listed and valued on Schedule
                        1.1.1 (the "Inventories");

            1.1.2 Intellectual Property. All of Seller's intellectual property used in developing or operating the Assets, including without limitation proprietary computer software, patents, trade secrets, copyrights, marks, logos, goodwill, and the property licensed to Seller in that certain License Agreement With One Time Fee dated November 1, 1996, between Bison Instruments, Inc. and Hugh Winkler, but excluding those assets identified in
                        Section 1.2.7 of the Agreement (the "Intellectual Property");

            1.1.3 Contracts. All of Seller's right, title and interest in the contracts, agreements and commitments related

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                        to the purchase of the Jupiter and Galileo products, as
                        listed on Schedule 1.1.3 hereto;

            1.1.4 Records. All of Seller's right, title and interest in all files, records and other data (including but not limited to those in electronic format) in the actual possession of Seller related to the Inventories and Intellectual Property including without limitation all operational records, technical records, contract files, computer records, computer tapes and disks, supplier lists, marketing document, credit information, operating guides and manuals, sales records, research and development reports and records, and production reports and records, but excluding accounting and tax records and any documents covered by the attorney-client communication or attorney work product privileges (the "Seller Records");

            1.1.5 Names. All rights of any kind whatsoever in the names "Bison Instruments", "Galileo", and "Jupiter". However, Buyer agrees that (a) for a period of one (1) year, Seller may continue to use the name "Bison Instruments" in connection with Seller's sale and servicing of its inventory that exists for seismographic product lines other than the Jupiter and Galileo product lines, and
                        (b) Seller may continue to use the name "Bison Instruments, Inc." in connection with Seller's operation of its Bison Instruments, Inc. company only if such company's operations do not compete in the same market encompassing Buyer's seismographic products;

            1.1.6 Manufacturing Documentation. All of Seller's right, title, and interest in all manufacturing documentation associated with the seismograph product lines listed on
                        Schedule 1.1.6.

1.2 Retained Assets. The Assets to be conveyed to Buyer do not include any assets other than those set forth in Section 1.1 and exclude specifically, without limitation, the following property:

            1.2.1 Records. Any of Seller's corporate, financial and accounting and tax records, and legal files, except that Seller will provide Buyer with copies of any tax records that are necessary for Buyer's ownership, administration or operation of the Assets.

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            1.2.2       Confidential Information. Notwithstanding any other
                        provision of this Agreement to the contrary, any records or data that Seller reasonably considers proprietary or confidential (including without limitation employee information and excepting the documents described in
                        1.1.6 above), or which Seller cannot provide to Buyer because of third-party restrictions;

            1.2.3       Cash. All of Seller's cash.

            1.2.4 Accounts Receivable. All of Seller's accounts receivable.

            1.2.5       Tax Refunds. Any tax refunds due to Seller.

            1.2.6 Other Product Lines. The assets associated with product lines of Seller other than the Jupiter and Galileo product lines, other than those assets described in
                        Section 1.1.7 above.

            1.2.7 Retained Intellectual Property. All of Seller's right, title, and interest in the BISON graphic logo identified in Schedule 1.2.7 as the "BISON LOGO". Buyer shall have no rights in or to the BISON LOGO, including, without limitation, the right to use the BISON LOGO. Seller grants a non-exclusive, worldwide license to Buyer to use the BISON Word Mark in connection with the Assets and for no other use. All other rights in the BISON Word Mark are reserved to Seller. Buyer acknowledges that the BISON Word Mark is the property of the Seller and that by this Agreement Buyer acquires license rights and not the right, title or interest in or to the BISON Word Mark. Buyer shall not, during the term of this Agreement or thereafter, adopt or use any service mark, trade name, or trademark confusingly similar to the BISON Word Mark. Buyer acknowledges that strict observance and performance of the terms of this section of the Agreement are necessary to protect Seller and the BISON Word Mark. IN that regard, Buyer agrees that the BISON Word Mark shall be used only in connection with the Assets and the quality of the Assets will be the same quality or better than the quality of the Assets as presently manufacturing and distributed by Seller. In all agreements entered into by Buyer in which Buyer's right in the BISON Word Mark are assigned, Buyer shall specify that all such assignments are subject to the terms of this

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                        Section 1.2.7 and such assignees shall agree to include
                        such terms in any subsequent assignments. Buyer and any and all subsequent assignees shall notify Seller of such assignments of any rights to the BISON Word Mark.

            1.2.8 Customer Lists. All of Seller's right, title and interest in Seller's customer lists. However, Seller shall provide Buyer with copies of Seller's customer lists used for developing or operating the Assets and Buyer shall have the exclusive right to use such lists only in connection with the marketing and selling of the Assets in the seismographic market.

                      ARTICLE 2. CONSIDERATION AND PAYMENT

2.1 Consideration. At Closing, Buyer will pay Seller Four Hundred Seventy-four Thousand Dollars ($474,000) in cash, such amount being subject to adjustment as provided in Section 2.2 of this Agreement (collectively the "Cash Consideration").

2.2 Adjustments to the Cash Consideration after Closing. Adjustments to the Cash Consideration shall be made as between the Seller and the Buyer, as follows:

            2.2.1 Settlement Statement. The Cash Consideration payable to Seller at Closing will be subject to the adjustments set forth in Section 2.2.2 and 2.2.3. Within sixty (60) days after Closing, the Buyer will prepare and provide to Seller a settlement statement showing all adjustments to the Cash Consideration paid at Closing pursuant to this
                        Section 2.2. (However, failure of Buyer to complete the settlement statement within sixty (60) days after Closing will not constitute a waiver of any right to an adjustment otherwise due.) Seller will have thirty (30) days after receiving the settlement statement to provide Buyer with any written exceptions to any items in the settlement statement that Seller believes in good faith to be questionable. Any such disputed items will be resolved as provided in Section 2.3.1. All items in the settlement statement to which Seller does not except in writing within the thirty (30) day review period will be deemed correct.

            2.2.2 Upward Adjustments. The Cash Consideration will be increased by any increase in value of the

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                        Inventories, such value to be determined in accordance
                        with Section 7.1.

            2.2.3 Downward Adjustments. The Cash Consideration will be decreased by any decrease in value of the Inventories, such value to be determined in accordance with Section 7.1.

            2.2.4 Payment of Undisputed Adjustments. Seller and Buyer, as applicable, will pay each other the undisputed adjustment to the Cash Consideration contained in the settlement statement within ten (10) days after the expiration of Seller's thirty (30) day review period for the settlement statement.

2.3.        Resolution of Disputed Adjustments.

            2.3.1 Resolution of Disputed Adjustments. If Seller and Buyer are unable, within ten (10) days after the expiration of Seller's thirty (30) day review period for the settlement statement, to resolve any disputed items pertaining to the settlement statement, the Seller and the Buyer agree to promptly and jointly retain the independent accounting firm of Price Waterhouse LLP to evaluate the items in dispute as between such parties and render an opinion on their validity, with each such affected party paying one-half of the charges of Price Waterhouse LLP. The determination of Price Waterhouse LLP will be final and binding on the parties. If the independent accounting firm determines that a payment or refund is due, the owing party shall pay the full amount determined by Price Waterhouse LLP to be due within ten
                        (10) days after receiving written notice of Price Waterhouse LLP's opinion.

2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

                           ARTICLE 3. REPRESENTATIONS

3.1 Reciprocal Representations. By their execution of this Agreement, Seller and Buyer make the following representations as to themselves as an executing party. These representations are deemed to be made as of the Closing Date.

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            3.1.1       Requisite Authority. Seller is a corporation duly
                        organized and in good standing under the laws of Minnesota, is duly qualified to carry on its business in the State of Minnesota, and has all the requisite power and authority to enter into and perform this Agreement. Buyer is a corporation duly organized and in good standing under the laws of Delaware, is duly qualified to carry on its business in the state of Texas, and has all the requisite power and authority to enter into and perform this Agreement.

            3.1.2 Requisite Approvals. The executing party has taken all necessary or appropriate actions to authorize (i) the execution and delivery of this Agreement and the other transaction documents referenced in this Agreement; (ii) the performance of its obligations under this Agreement and the other transaction documents; and (iii) the consummation of this transaction.

            3.1.3 Validity of Obligation. This Agreement and the other transaction documents referenced in this Agreement (I) have been duly executed and delivered by the executing party; (ii) constitute the legal, valid and binding obligations of the executing party, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles; and
                        (iii) are enforceable against the executing party in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to credits' rights generally and general equitable principles.

            3.1.4 No Conflicts or Impediments. The consummation of the transaction contemplated by this Agreement (i) does not require the approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other party; (ii) will not breach, violate or conflict with any material agreement or instrument to which either the executing party or the Assets being transferred by the executing party is subject, including without limitation covenants imposed on the executing party by any bank or other financial institution, lender or debtholder and other terms, provisions or conditions of the Certificate of Incorporation, By-Laws or applicable shareholder agreement of the party; and

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                        (iii) does not violate any judgment, decree, law, rule
                        or regulation of any governmental authority or administrative agency, in the case of each clause (i),
                        (ii) and (iii), in a manner that would adversely affect the transaction.

            3.1.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

            3.1.6 Broker's Fee. The executing party has not incurred any obligation for brokers, finders or similar fees for which the other executing party or parties would be liable.

3.2 Seller's Representations. By its execution of this Agreement, Seller makes the following representations to Buyer as to the Assets. These representations are deemed to be made as of the Closing Date.

            3.2.1 Preferential Rights and Consents. There are no prior or preferential rights to purchase, rights of first refusal, or other similar rights vested in any other party to purchase or otherwise acquire the Assets.

            3.2.2 Mortgages and Other Instruments. The transfer of the Assets does not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets.

            3.2.3 Compliance with Law and Agreements. Except as disclosed on Schedule 3.2.3(a), to the best of Seller's knowledge,
                        (i) Seller is in compliance with all applicable laws, rules, and regulations of federal, state and local authorities in connection with Seller's ownership and operation of the Assets; and (ii) Seller is in compliance with all of its obligations under the Contracts and any other agreements relating to or involving the Assets. Seller is not a party to any partnership agreements, joint venture agreements, operating agreements and agreements for the sale of the Assets. Except as disclosed on Schedule 3.2.3(b), Seller is not obligated to sell, lease, market, distribute or service the Assets through or with any Person.

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            3.2.4       Litigation and Claims. To the best of Seller's
                        knowledge, there are no material actions, suits or other proceedings pending before any court or governmental agency in which Seller is a party or any other claims that (i) would result in loss of Seller's title to the Assets, (ii) would affect the value of the Assets, or
                        (iii) would subject Buyer to an legal or monetary liability, except for those listed in Schedule 3.2.4 to this Agreement.

            3.2.5       FIRPTA. Seller is not a "foreign person" as defined in
                        Section 1445 of the Internal Revenue Code of 1986, as amended.

            3.2.6 Bulk Sales Laws. Seller represents that Seller has no creditors or situations which would require the parties hereto to comply with or which would result in the violation of the requirement of any bulk sales act concerning or relating to the transactions contemplated by this Agreement.

3.3 Buyer's Representations. By execution of this Agreement, Buyer makes the following representations:

            3.3.1 Licensing. Buyer acknowledges that Buyer has met all of the requirements under applicable local, state and federal law to accept assignment of the Assets, and is not otherwise prevented from having the Assets transferred to such Buyer, and is properly authorized to operate said Assets.

                 ARTICLE 4. WARRANTIES AND WARRANTY DISCLAIMERS.

4.1 Title to Assets. Seller has good and marketable title to all of the Assets. Seller represents that it has taken no steps to register or apply for registration with respect to he Intellectual Property.

4.2 Encumbrances. Seller represents and warrants that it owns and is assigning, conveying and transferring full legal and beneficial ownership of Seller's interest in the Assets, free and clear of all assessments, charges, liens, pledges, mortgages, security interests and other encumbrances caused by Seller, other than Permitted Liens. For purposes of this Agreement, "Permitted Liens" means the following:

            (i) liens for taxes not due or due but not yet delinquent or which are being contested in good faith by appropriate proceedings;

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            (ii)        mechanics', materialmens', repairmen's or other like
                        liens arising in the ordinary course of business;

4.3 Condition and Fitness of Assets. To the best of Seller's knowledge, the Inventories are of a quality usable and saleable consistent with past practice in the ordinary course of Seller's business. The Inventories will not include any obsolete, damaged or defective goods.

4.4 Subrogation of Warranties. To the extent transferable without consent of a third party, Seller will give and grant to Buyer, its successors and assigns, as to the Assets, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Closing Date.

4.5 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including without limitation those in Article 3 and 4 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

                           ARTICLE 5. CASUALTY LOSSES

5.1         Casualty Losses.

            5.1.1 Notice of Casualty Losses. If, prior to the date of shipment of the Assets from Seller's facilities to Buyer's facilities, all or part of the Assets are damaged or destroyed by fire, flood, storm or other casualty ("Casualty Losses"), Seller must promptly notify the Buyer in writing of the nature and extent of the Casualty Loss and Seller's estimate of the cost required to repair or replace that portion of the Assets affected by the Casualty Loss.

            5.1.2 Adjustments to Cash Consideration for Casualty Losses. With respect to each Casualty Loss to the Assets, the Buyer will have the following rights:

                        (i) If Seller and the Buyer agree on the cost to repair or replace the portion of the Assets affected by the Casualty loss, the Cash Consideration will be adjusted by the agreed cost of the Casualty Loss.

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                        (ii)        If Seller and the Buyer are unable to agree
                                    on the cost to repair or replace the portion of the Assets affected by the Casualty Loss, then the parties shall submit the issue to arbitration, as provided for in Section 9.10, and upon determination of such cost pursuant to arbitration, the Cash Consideration will be adjusted by the arbitration derived cost of the Casualty Loss.

            5.1.3 Insurance Proceeds and Settlement Payments. If the Seller and Buyer agree to an adjustment in the Cash Consideration, Seller will be entitled to retain (i) all insurance proceeds payable to Seller with respect to such Casualty Loss, and (ii) all sums paid to Seller by third parties by reason of the Casualty Loss.

                 ARTICLE 6. CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing. The closing of the sale (the "Closing") shall take place on or before 5:00 p.m. CST on June 5, 1998, (the actual date on which Closing occurs being the "Closing Date") at the offices of Bison Instruments, Inc., 5610 Rowland Road, Minneapolis, Minnesota, unless the parties agree in writing to another location.

6.2 Closing Obligations. At Closing, the following events will occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

            6.2.1 Payment of Cash Consideration. Buyer will pay Seller the Cash Consideration by wire transfer.

            6.2.2 Execution and Delivery of Closing Documents. Seller and Buyer will execute, acknowledge, and deliver the following closing documents:

                        (i) Seller will execute, acknowledge and deliver to Buyer an Assignment, Assumption and Bill of Sale (in sufficient counterparts for recording) transferring Seller's interest in the Assets to Buyer. The Assignment, Assumption and Bill of Sale will be in the form set forth in Exhibit A.

                        (ii) Seller will obtain and deliver to Buyer releases of any and all liens affecting the Assets.

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                        (iii)       Seller and Buyer will execute and deliver
                                    any other documents and instruments
                                    necessary to consummate the transaction
                                    contemplated by this Agreement.

6.3         Post-Closing Obligations.

            6.3.1 Recording Transfer Documents. Buyer, within thirty (30) days after Closing, will record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Assets the Seller is transferring to Buyer. All costs of recording and filing these documents will be responsibility of the Buyer.

            6.3.2 Files and Records. No later than thirty (30) days after Closing, Seller will deliver to Buyer (at a location designated by Buyer) the originals or legible copies of the Seller Records relating to the Assets, the Seller is transferring to Buyer. Thereafter, Seller will forward to the Buyer any other correspondence, documents and other information Seller receives relating to the Assets the Seller is transferring to Buyer. Thereafter, Seller will forward to the Buyer any other correspondence, documents and other information Seller receives relating to the Assets the Seller transfers to Buyer. The freight costs and costs of counting and packing the Seller Records will be borne by Buyer. Seller shall pay the costs of packaging materials and will provide assistance with packing the Seller Records. If Seller retains any original Seller Records, the Buyer will have the right to review those original Seller Records during normal business hours. Seller will maintain its computer systems associated with the Assets for a period up to and including September 30, 1998 and will assist Buyer in obtaining any reasonable information from the computer systems needed to operate the Assets. After such period, Seller will give Buyer thirty (30) days' notice of Seller's intention to destroy any Seller Records, whereby Buyer will have the right to obtain such Seller Records from Seller. After the thirty (30) days' notice period expires, Seller shall have the right to destroy any Seller Records it retains in accordance with its usual and customary records retention policies. Nothing herein shall be deemed to require the Buyer to maintain or refrain from disposing of any books and records transferred

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                        pursuant to this Agreement for any period of time after
                        the Closing Date. However, if Buyer desires to dispose of any such books or records, Buyer agrees to give Seller notice of such intention and the opportunity to retain such books and records, at Seller's expense. From and after the Closing Date and upon reasonable written require, Seller and Buyer shall cooperate with each other in providing the other party with copies of books or records needed in connection with customer complaints, lawsuits, investigations, and tax audits and examination. Such books or records shall be provided at the cost and expense of the requesting party.

            6.3.3 Training Cooperation. At no cost to Buyer, Seller agrees to assist in the training of two of Buyer's technicians on assembly of the Assets over a period of five (5) full business days at Seller's facilities. Seller shall have no liability and Buyer shall have no recourse to Seller with respect to any assistance provided to Buyer by Seller as a result of its undertakings pursuant to this section.

            6.3.4 Non-competition. Seller and Buyer acknowledge that as an inducement to Buyer to enter into this Agreement and in partial consideration of the Purchase Price, Buyer has required that Seller agree that for a period of three
                        (3) years after the Closing Date, Seller will not engage directly or indirectly anywhere in the Restricted Market (as defined below) in a business which involves products similar to the Jupiter and Galileo product lines, or solicit customers who have purchased from Seller the Jupiter and Galileo products. However, Seller may sell and service any of its existing inventory not sold to Buyer. "Restricted Market" shall mean all international markets and all areas of the United States. Seller agrees that if this Section 6.3.4 is violated, Buyer shall be entitled to seek injunctive relief in addition to any other legal remedies available to it. Seller and Buyer hereby waive any provision of applicable law that would render any provision of this Section 6.3.4 invalid or unenforceable.

            6.3.5 Subrogation of Rights. From and after the Closing Date, if Buyer becomes liable for or suffers any damage with respect to any matter associated with the Jupiter and Galileo product lines that was covered by

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                        insurance maintained by Seller or in which Seller is a
                        named insured at or before the Closing Date, Buyer shall be and is hereby subrogated to any rights of Seller under the insurance coverage. Seller shall promptly remit to Buyer any insurance proceeds received by them on account of any such liability or damage less Seller's cost (including any claim amounts), expenses, and fees relating thereto. In the event of Seller's liability, such insurance proceeds shall be used by Seller to satisfy that liability.

            6.3.6 Customer and Business Relationships. From and after the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain, with customers, suppliers, or other business associates of Seller, the same business relationship with Buyer after the Closing Date as maintained with Seller prior to the Closing Date, with respect to the business to be carried on by Buyer with the Assets. Seller will not take any action designed or intended to have the effect of discouraging any person from continuing or maintaining a business relationship with Buyer after the Closing Date.

            6.3.7 Further Assurances. Seller and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

            6.3.8 Products Liability Insurance. For a period of one (1) year following Closing, Buyer shall maintain products liability insurance in adequate and appropriate amounts to cover the Inventories. For such period, if Seller becomes liable for or suffers any damage with respect to any matter that is covered by such insurance, Seller shall be and is hereby subrogated to any rights of Buyer under the insurance coverage. Buyer shall promptly remit to Seller any insurance proceeds received by them on account of any such liability or damage less Buyer's cost (including any claim amounts), expenses, and fees relating thereto. In the event of Buyer's liability, such insurance proceeds shall be used by Buyer to satisfy that liability.

            6.3.9 Letter of Credit. Within ten (10) business days after Closing, Seller shall obtain a standby letter

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                        of credit with terms mutually agreeable to Buyer and
                        Seller in favor of Buyer to cover Seller's Retained Obligations, as defined in Section 8.3 of the Agreement, with the following terms:

                        $184,000 available up to thirty (30) days after Closing; $100,000 available from thirty (30) days to sixty (60) days after Closing;
                        $75,000 available from sixty (60) days to ninety (90) days after Closing;
                        $0 available after ninety (90) days after Closing.

                        The letter of credit shall be payable up to the amount of the claim by the issuer bank upon presentation by Buyer of a written notice of claim. Seller may request arbitration in accordance with Section 9.10 of the Agreement if it disputes Buyer's claim.

              ARTICLE 7. INVENTORIES, REVENUES, EXPENSES AND TAXES

7.1 Accounting for Inventories. The Buyer will take a physical count of the Inventories within sixty (60) days of the Closing Date and will determine the fair value of the Inventories. Seller shall assist Buyer in counting the Inventories.

7.2 Expenses. Seller will be responsible for the payment of all operating expenses and capital expenditures related to the Assets the Seller transfer under this Agreement and attributable to the period prior to the Closing Date. Buyer will be responsible for the payment of all operating expenses and capital expenditures related to the Assets attributable to the period on and after the Closing Date. Any party that pays any expenses that are the responsibility of another party will be reimbursed for those expenses.

7.3         Taxes and Incidental Expenses

            7.3.1 Ad Valorem and Personal Property Taxes. Ad valorem and personal property and similar obligations on the Assets the Seller transfers under this Agreement are the obligation of Seller for periods before the Closing Date and are the obligation of the Buyer for periods after the Closing Date. All such taxes will be prorated as of the Closing Date.

            7.3.2 Income Taxes. Each party shall be responsible for its own state income and federal income taxes, if any, as may result from this transaction.

            7.3.3 Sales and Use Taxes. Buyer will be responsible for all sales, use and similar taxes applicable to the transfer of the Assets. If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller for such taxes paid by Seller.

            7.3.4 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

             ARTICLE 8. RETAINED AND ASSUMED RIGHTS AND OBLIGATIONS

8.1 Buyer's Rights After Closing. Upon and after Closing, Buyer will receive and assume all of Seller's right, title and interest to the Assets, as of the Closing Date.

8.2 Buyer's Obligations After Closing. Upon and after Closing, Buyer will unconditionally and irrevocably assume, pay, perform and discharge all of the liabilities, obligations and duties with respect to the ownership of the Assets on or after the Closing Date, except as otherwise provided in this Agreement (the "Buyer's Assumed Obligations"). The Buyer's Assumed Obligations include without limitation:

            8.2.1 All performance obligations under the Contracts the Buyer receives that are attributable to and accrue in the period on and after the Closing Date;

            8.2.2 All Claims (as defined in Section 8.4.1) arising from Buyer's ownership or operating of the Assets on and after the Closing Date; and

            8.2.3 All Claims (as defined in Section 8.4.1) arising from any inaccuracy in any representations or warranties of Buyer under this Agreement.

            8.2.4 All warranty obligations, expressed or implied, of Buyer with respect to the Jupiter and Galileo products sold or services rendered by Buyer after the Closing Date.

            8.2.5 All Claims arising out of any suits, claims or proceedings brought or asserted by a third party and which are alleged to have arisen or are attributable to the period on or after the Closing Date.

8.3 Seller's Obligations After Closing. After Closing, Seller will retain responsibility for all liabilities, obligations and duties with respect to the ownership of the Assets before the Closing Date, except as otherwise specifically provided in this Agreement (the Seller's Retained Obligations"). The Seller's Retained Obligations include without limitation:

            8.3.1 All performance obligations under the Contracts that are attributable to and accrue in the period before the Closing Date;

            8.3.2 All Claims (as defined in Section 8.4.1) arising from Seller's ownership or operation of the Assets before the Closing Date.

            8.3.3 All Claims (as defined in Section 8.4.1) arising from any inaccuracy in any representations or warranties of Seller under this Agreement.

            8.3.4 All warranty obligations, expressed or implied, of Seller with respect to the Jupiter and Galileo products sold or services rendered by Seller on or prior to the Closing Date and as set forth in Schedule 8.3.4 hereto ("Warranty Obligations"). Seller and Buyer agree that Buyer will perform the services necessary to fulfill the Warranty Obligation that continue after the Closing Date, and that Seller shall pay all direct material and labor costs, plus a ten percent (10%) mark-up, borne by Buyer to fulfill such Warranty Obligations that continue after the Closing date.

            8.3.5 All Claims arising out of any suits, claims or proceedings brought or asserted by a third party and which are alleged to have arisen or are attributable to the period prior to the Closing Date.

8.4         Indemnities.

            8.4.1 Definition of Claims. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for:

                        (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; (iii) liability assessments due to strict liability of which notice has been given by the relevant third party, and (iv) violations of which notice has been given by the relevant third party of published, binding and applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "Claims" also includes reasonable attorneys; fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

            8.4.2 Application of Indemnities. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim to the extent caused by the negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive damages on the indemnified party.

            8.4.3 Seller's Indemnity. To the extent that Buyer is not otherwise indemnified pursuant to indemnification provisions of Contracts that have been conveyed, transferred and assigned to Buyer in connection with this Agreement, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims caused by, resulting from or incidental to Seller's Retained Obligations described in Section 8.3 of this Agreement, to the extent such Claims related to the Assets.

            8.4.4 Buyer's Indemnity. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to Buyer's Assumed Obligations set forth in Section 8.2 of this Agreement, to the extent such Claims relate to the Assets.

            8.4.5 Notices and Defense of Claims. Each party shall immediately notify the other affected party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

            8.4.6       Limitations.

                        (i) Each warranty, covenant and agreement of indemnity contained in this Agreement shall survive the Closing and the delivery of instruments of conveyance by the parties hereto, and shall not be deemed to have been superseded by the terms and conditions of the instruments delivered at the Closing. All warranties, representations and agreements of indemnity shall survive for a period of one (1) year from the Closing Date, except Buyer's obligation sunder
                                    Section 8.2.4 and Seller's obligations under
                                    Section 8.3.4 which shall survive without any limitation.

                        (ii) In calculating the amount of any Claim for which any indemnifying person is liable under this Section 8.4, there shall be taken into consideration the value of any federal or state income tax effects on, or insurance amounts recovered by, the indemnified person that result from the circumstances to which the Claim related or from which the Claim arose.

            8.4.7       Limitation of Seller's Liability.

                        (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Seller for any Claim, individually or in the aggregate with all other Claims covered by this Agreement, for which indemnification is required by Seller pursuant to Section 8.4.3, shall be limited to the full amount of the adjusted Cash Consideration. Buyer agrees to hold Seller harmless for any Claims greater than such amount.

                        (ii) The Buyer is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims covered by this Agreement, exceeds Ten Thousand Dollars ($10,000) and is not a Buyer's Assumed Obligation.

            8.4.8       Limitation of Buyer's Liability.

                        (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Buyer for any Claim, individually or in the aggregate with all other Claims covered by this Agreement, for which indemnification is required by a Buyer pursuant to Section 8.4.4, shall be limited to the full amount of the adjusted Cash Consideration. Seller agrees to hold Buyer harmless for any Claims greater than such amount.

                        (ii) The Seller is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims covered by this Agreement, exceeds Ten Thousand Dollars ($10,000) and is not a Seller's Retained Obligation.

            8.4.9 Limitation on Claims. Neither party to this Agreement shall make a claim against the other party to this Agreement except pursuant to and subject to the limitations contained in, this Section 8.4.

            8.4.10      Inconsistent Provisions. The provisions of this Section
                        8.4 shall govern and control over any inconsistent provisions of this Agreement.

                       ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

            Buyer                                        Seller
            -----                                        ------

            Innovative Transducers Inc.                  Bison Instruments, Inc.
            17200 Park Row                               5610 Rowland Road
            Houston, Texas 77084-4925                    Minneapolis, Minnesota

                                                         55343-8956
            Attn.:  Sam Bull                             Attn.:  Larry Martin
            Fax:  281-579-8656                           Fax:  612-931-0997

            with required copy (which shall not constitute notice) to:

            Tech-Sym Corporation
            10500 Westoffice Drive, Suite 200
            Houston, Texas 77042-5391
            Attn.:  General Counsel
            Fax:  713-780-3524

            Either party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

9.2 Public Announcements. Neither party may make press releases or other public announcements concerning this transaction, without the other party's prior written approval and agreement to the form of the announcement except: (a) as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange; and (b) Seller may disclose the transaction to its shareholders in writing and by announcement.

9.3 Survival or Representations and Warranties. All of the representations, warranties, indemnities and other agreements of or by the parties to this Agreement shall survive the execution and delivery of the closing documents and the transfer of assets between the parties.

9.4 Exhibits. The Exhibits attached to this Agreement are incorporated into and make a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Closing documents and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from the Closing documents does not constitute a conflict between this Agreement and the Closing documents and will not effect of merger of the omitted provisions.

9.5 Integration and Amendment. This Agreement represents the entire agreement between the parties, superseding all prior negotiations, and may not be amended or modified except by written agreement between duly authorized representatives of the parties.

9.6 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

9.7 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

9.9 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

9.10        Arbitration.

            (i) All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of any party hereto, be finally determined and settled pursuant to arbitration in Wilmington, Delaware by three arbitrators, one to by appointed by Buyer, and one by Seller, and a neutral arbitrator to be appointed by such two appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (a) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the party not requesting arbitration has received such written request, or (b) the two arbitrators appointed by or on behalf of the parties as contemplated by this Section 9.10 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed, then any person sitting as a Judge of the United Stated District Court for a district covering Wilmington, Delaware, upon application of Seller or of Buyer, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

            (ii) The arbitration proceeding shall be conducted in accordance with the Rules of the American Arbitrator Association. A determination, award of other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of extending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Buyer and Seller. This arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

            IN WITNESS WHEREOF, the authorized representatives of the Parties executed this Agreement on the date indicated in the opening paragraph of this Agreement.

INNOVATIVE TRANSDUCERS INC.                     BISON INSTRUMENTS, INC.


By: /s/ Philip Bull                             By: /s/ Lawrence Martin
    ---------------                                 -------------------
Name: Philip "Sam" Bull                         Name: Lawrence M. Martin
Title: President                                Title: General Manager

DATED OCTOBER 23, 1998



DOUGLAS EQUIPMENT LIMITED (1)


- and -


BISON INSTRUMENTS INC (2)



---------------------------------------------------------

AGREEMENT FOR THE SALE AND PURCHASE OF
ASSETS AND INTELLECTUAL PROPERTY RIGHTS


---------------------------------------------------------










                                                                    Manches & Co
                                                              3 Worcester Street
                                                                          OXFORD
                                                                         OX1 2PZ

                                                              Tel : 01865 722106
                                                              Fax : 01865 201012

THIS AGREEMENT is made the 23rd day of October, 1998 BETWEEN:

(1) DOUGLAS EQUIPMENT LIMITED a company registered in England and Wales (Company No: 697744) whose registered office is at Village Road, Arle, Cheltenham, Gloucester GL51 0AB (trading as Douglas Schopf) ("the Purchaser"); and

(2) BISON INSTRUMENTS INC a company registered in the State of Minnesota (Federal Identification No: 41-0947661) whose principal place of business is at 5610 Rowland Road, Minneapolis, MN 55343-8956 ("the Vendor").

WHEREAS:

The Vendor wishes to sell the Assets (as defined below) and the Purchaser wishes to purchase the Assets upon the terms and subject to the conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.          INTERPRETATION

            1.1. In this Agreement the following words and expressions shall have the following meanings, unless they are inconsistent with the context:

                        "THE ASSETS" means the Intellectual Property Rights, the Stock, the four (4) completed Ultra Chassis Friction Meters, the Designs, the Software and the Records and any other property, rights and assets relating to the Business as set out in Schedule 1;

                        "A BUSINESS DAY" means Mondays to Fridays (inclusive) except any day which is a public holiday in England or the United States of America;

                        "THE BUSINESS" means the Vendor's business associated with the sale of the Vendor's friction measurement product line as carried on by the Vendor prior to Completion;

                        "COMPLETION" means the actual completion of the sale of the Assets to the Purchaser;

                        "THE COMPLETION DATE" means 2 November 1998 or three Business Days after the Vendor has obtained Shareholder approval in accordance with clause 8.1 hereof whichever is the later;

                        "THE CONTRACTS" means all those contracts and licences of any nature entered into by the Vendor with agents or distributors under which such agents or distributors sell, sub-license or distribute the Software or any friction measurement equipment;

                        "THE DESIGNS" means the mechanical and electronic design of the MK4 and MK5 equipment, the mechanical and electrical design of the Bison Self Watering System (ie speed related system part number B707 and Dual Speed system part number B706) and the mechanical design of the Ultra Chassis Friction Meters;

                        "THE ESCROW AMOUNT" means the sum of $US 50,000 payable by the Purchaser to the Purchaser's Solicitors in accordance with clause 3.2 and to be dealt with in accordance with clause 3.3;

                        "GROUP" means a group as defined in section 53(1) of the Companies Act 1989;

                        "THE INTELLECTUAL PROPERTY RIGHTS" means the Trade Mark and all and any patents, patent applications, copyrights, trade marks, service marks, registered designs, design rights, business names, know-how, database rights and any other industrial or intellectual property rights (and applications for any of these) and any similar or analogous rights in any jurisdiction anywhere in the world subsisting in any of the Records, the Software or the Designs with the exception of those intellectual property rights possessed by the Purchaser or any Company in its Group prior to the date hereof and with the exception of those intellectual property rights set out in clause 2.5 of this Agreement;

                        "THE PURCHASER'S SOLICITORS" means Manches & Co of 3 Worcester Street, Oxford OX1 2PZ;

                        "THE RECORDS" means all and any drawings, papers, documents, samples, reports, specifications, designs, manuals, drawings, statistics, accounts, documentation, know-how, marketing or promotional material and any other material including any drafts, scraps or work in progress or any other information relating to the Stock, the Designs, the Software or the Business, including without limitation:

                        (i) records of all customers to whom sales have been made;

                        (ii) contact names and addresses of the Vendor's agents and distributors in the United States, Canada, Central America and South America and the rest of the world; and

                        (iii) full details of all suppliers of any and all components of any equipment to which any of the Designs relate;

                        "THE SOFTWARE" means the source code and the object code of the Mu-Meter software and all versions and releases thereof (including without limitation the MK4 and MK5 versions) and all specifications and documentation relating to that software;

                        "THE STOCK" means the stock of the Business including all the test equipment as determined under clause 2.1 below;

                        "THE TRADE MARK" means the trade mark registered in the United States details of which are set out in Schedule 3 including all common law rights connected therewith together with all goodwill relating to that trade mark.

            1.2. Reference to any statute, statutory provision or statutory instrument shall be construed as including a reference to that statute, statutory provision or statutory instrument (together with all rules and regulations made under them) as may from time to time be amended, consolidated or re-enacted.

            1.3. References to persons shall include bodies corporate, unincorporated associations and partnerships.

            1.4. References to clauses and Schedules are to clauses of and Schedules of this Agreement.

2.          SALE AND PURCHASE

            2.1. The Vendor shall, on the Completion Date, sell and the Purchaser shall purchase such of the Stock as the Purchaser requires and notifies in writing to the Vendor prior to the Completion Date at the actual cost that the Vendor purchased that Stock from third parties and the four completed Ultra Chassis Friction Meters for US $16,000 each.

                        2.1.1. The Vendor will forthwith make available to the Purchaser and its authorised representatives the Stock and the four (4) completed Ultra Chassis Friction Meters, for review and inspection purposes in order to allow the Purchaser to determine that such Stock and the four (4) completed Ultra Chassis Friction Meters are of merchantable quality and reasonably fit for their usual purposes. The Purchaser shall notify the Vendor by the Completion Date of any obvious defects which render such defective stock or any of the four (4) completed Ultra Chassis Friction Meters not of merchantable quality or reasonably fit for their usual purposes, as soon as reasonably possible and shall have the right to return such defective Stock and any of the four (4) Ultra Chassis Friction Meters, provided such notice is received by the Completion Date. In such event, the Purchaser will not be obliged to purchase such defective Stock or the defective Ultra Chassis Friction Meters on Completion.

                        2.1.2. Subject to the Purchaser's rights under clause 2.1.1, the Purchaser acknowledges that the Stock and the four (4) completed Ultra Chassis Friction meters are purchased on an "as is, where is" basis, and without warranty, express or implied.

            2.2. Subject to the terms and conditions of this Agreement, on the Completion Date the Vendor will sell and the Purchaser will purchase the Assets.

            2.3. Subject to the terms and conditions contained in this Agreement the Assets are sold by the Vendor with full title guarantee without any liens, charges, claims, encumbrances or adverse claims.

            2.4.        The Vendor shall on the Completion Date:

                        2.4.1. transfer title to all the Assets to the Purchaser; and

                        2.4.2. arrange for the shipment of all the Assets to the Purchaser at the Purchaser's expense and all such items shall be at the risk of the Purchaser from the Completion Date; and

                        2.4.3. deliver to the Purchaser all documents of title relating to the Assets including without limitation assignments or the Trade Mark and other Intellectual Property Rights in the form set out in Schedule 4 and transfers or assignments of any other of the Assets which are not transferable by delivery; and

                        2.4.4. deliver to the Purchaser deeds in the form set out in Schedule 2 from respectively, the Vendor, Androcan Inc, and Autrex Inc.

            2.5. The Vendor retains the right, title and interest in (i) the name "Bison Instruments Inc", (ii) the Bison trade mark, service mark and trade name (the "Bison Word Mark") and (iii) the Bison graphic logo (the "Bison Logo") (together the "Retained Intellectual Property"). The Purchaser shall have no rights in or to the Bison Logo, including, without limitation, the right to use the Bison Logo. All rights in the Bison Word Mark are reserved to the Vendor. The Purchaser acknowledges that the Bison Word Mark is the property of the Vendor. The Purchaser shall not, during the term of this Agreement or thereafter, adopt or use any service mark, trade name, or trade mark confusingly similar to the Bison Word Mark. The Purchaser acknowledges that strict observance and performance of the terms of this section of the Agreement are necessary to protect the Vendor and the Bison Word Mark.

3.          PAYMENT

            3.1. In consideration of the Vendor carrying out its obligations under this Agreement and subject to the Vendor complying with clause 2.4 above, the Purchaser shall pay the Vendor the sums set out in Schedule 1 within 24 hours after the Completion Date via an electronic bank transfer to the Purchaser's account number 6046486 with Richfield Bank and Trust, 6625 Lyndale Avenue South, Richfield, Minnesota 55423 USA, Main Routing 091016498 less the Escrow amount.

            3.2. The Purchaser shall pay the Escrow Amount to the Purchaser's Solicitors on 2 November 1998.

            3.3. The parties irrevocably instruct Manches & Co that in the event that the Vendor shall notify the Purchaser's Solicitors that the Vendor has received shareholders consent as required under clause 8.1 of this Agreement, the Purchaser's Solicitors shall if such notice is received more than two Business Days prior to 2 November 1998 pay the Escrow Amount to the Vendor on 2 November 1998 or if such notice is received on the date two Business Days prior to 2 November 1998 or any date thereafter pay the Escrow Amount to the Vendor on the Completion Date. The Purchaser's Solicitors shall pay the Escrow Amount to the Vendor by electronic transfer to the account specified in clause 3.1.

            3.4. The Vendor may only instruct the Purchaser's Solicitors under clause 3.3 above if it has obtained its shareholders' consent in accordance with clause 8.1.

            3.5. All sums stated herein are inclusive of any value added, sales or export taxes (if any) in the United States but is exclusive of any value added, sales or import taxes in the United Kingdom.

            3.6. The Purchaser will pay the Vendor, within 30 days after any sale to any third party of any of the four completed Ultra Chassis Friction Meters included in the Assets, half of the difference between the price at which it sells any Ultra Chassis Friction Meter included in the Assets to that third party and the price it has paid the Vendor for any Ultra Chassis Friction Meter included in the Assets (as set out in Schedule 1) provided that:

                        3.6.1. the sale of any Ultra Chassis Friction Meter to the third party occurs within 3 years after the date of this Agreement; and

                        3.6.2. the third party purchasing any Ultra Chassis Friction Meter pays the Purchaser more than the price that the Purchaser has paid the Vendor for that Ultra Chassis Friction Meter.

            3.7. Subject to clause 3.8, the Purchaser agrees that it shall act in good faith regarding the sale of the Ultra Chassis Friction Meters to third parties and, in particular, that:

                        3.7.1. the Purchaser acting reasonably will attempt to sell the Ultra Chassis Friction Meters purchased under this Agreement before any other

                                    Ultra Chassis Friction Meters that the
                                    Purchaser acquires later than those acquired under this Agreement; and

                        3.7.2. the price at which the Purchaser sells any of the Ultra Chassis Friction Meters to a third party will not be unfairly discounted by the Purchaser by comparison with the discounts offered by the Purchaser on other meters; and

                        3.7.3. following the reasonable request of the Vendor, the Purchaser will inform the Vendor how many of the Ultra Chassis Friction Meters purchased from the Vendor under this Agreement have been sold.

            3.8. The obligations of the Purchaser in clause 3.7 shall not prevent the Purchaser from selling any other type of friction meter to any third party before the Ultra Chassis Friction Meters purchased under this Agreement, and shall not prevent the Purchaser from selling any of the Ultra Chassis Friction Meters at such price as it deems to be appropriate acting reasonably.

4.          OBLIGATIONS OF THE VENDOR

            4.1. Subject to the Purchaser's review of the source code of the Software to be provided to the Purchaser forthwith, the Vendor shall procure that the services of Karina Rasyaeva, Hugo Janke or John Decharinte are made available to the Purchaser for 30 hours (10 hours a day on 3 consecutive days) and that the services of

                        Karina Rasyaeva or Hugo Janke are made available to the Purchaser for 18 hours of the total 30 hour period (6 hours a day on 3 consecutive days), at a time to be arranged between the parties , in order to transfer to a representative of the Purchaser the Vendor's information and knowledge relating to the Software and the structure and operation of the source code for the Software.

            4.2. In the event that the Purchaser considers that the transfer of information set out in clause 4.1 from Karina Rasyaeva or Hugo Janke has not been achieved within 30 hours, the Vendor shall make the Services of Karina Rasyaeva or Hugo Janke available to the Purchaser for a further 18 hours (6 hours a day on 3 consecutive days) at a time to be arranged between the parties for the purpose as set out in clause 4.1 above.

            4.3. The Vendor shall provide such information as the Purchaser may require to enable the Purchaser to carry out effective after sales support to the Purchaser's customers including, without limitation, full details of the type and mark of any friction measurement product supplied to individual customers of the Vendor, the agent (if any) that was involved in that supply and the contact names, addresses and company names of any such customers.

5.          LIABILITIES, CONTRACTS AND CLAIMS

            For the avoidance of doubt, the Purchaser shall not be liable to pay, satisfy or discharge any liabilities (whether accrued, actual or contingent) of the Vendor in connection with the Business or any of the Assets arising from any act or omission or event occurring prior to Completion.

6.          WARRANTIES

            6.1.        The Vendor represents and warrants that:

                        6.1.1. it has terminated all of the Contracts prior to the date hereof and no third party shall have any rights to sell, distribute or sub-license the Software or any of the Assets, or to use the Trade Mark or any similar mark in connection with any goods or services within the class[es] in which the Trade Mark is registered or used or use any of the other Intellectual Property Rights in any way whatsoever;

                        6.1.2. it will not, and will procure that each company in its Group will not, hereafter use or permit the use of any of the Intellectual Property Rights (or any part thereof) without a licence from the Purchaser;

                        6.1.3. it will promptly provide on request all reasonable assistance and technical information to the Purchaser (including allowing reasonable site visits before Completion) for the purpose of enabling the Purchaser to grant licences of or assign the Intellectual Property Rights (or any part thereof) to any third party but the Vendor will only be obliged to provide assistance where the Vendor is able to do so;

                        6.1.4. it has caused to be waived irrevocably all moral rights which may exist in relation to any of the Assets anywhere in the world;

                        6.1.5. the Vendor is the sole and legal owner of the Intellectual Property Rights, has full power to enter into this Agreement and has not previously assigned or licensed any of the Intellectual Property Rights or otherwise encumbered any of the Intellectual Property Rights;

                        6.1.6. to the best of the Vendor's knowledge the Assets (or part thereof) or the possession or use of the Assets (or part thereof) by the Purchaser, will not infringe any intellectual property right or any other right of any third party in any way whatsoever, provided that no warranty is given under this clause 6.1.6 in respect of any part of the Software developed by the Purchaser;

                        6.1.7. the Software is and will be Year 2000 compliant. For the purposes of this clause, "Year 2000 compliant" means neither the performance, operation or functionality of the Software is or will be affected by any dates prior to, during or after 1 January 2000 and in particular:

                                    (i)         no value for current date causes
                                                or will cause any interruption
                                                in the operation,
                                                performance or functionality of
                                                the Software;

                                    (ii)        date based functionality in the
                                                Software does and will behave
                                                consistently for dates prior to,
                                                during and after the Year 2000;

                                    (iii)       in all interfaces to and data
                                                storage in the Software, the
                                                century in any date is and will
                                                be specified either explicitly
                                                or by unambiguous algorithms or
                                                inferencing rules;

                                    (iv)        the year 2000 is and will be
                                                recognised by the Software as a
                                                leap year;

                        6.1.8. it is the registered proprietor of the Trade Mark and nothing has been done or omitted to be done which entitles any person to cancel or rectify or otherwise modify any registration of the Trade Mark;

                        6.1.9. no claim concerning any infringement of any of the Intellectual Property Rights has been made against or by the Vendor, the Vendor has not considered making any such claim and, to the best of the Vendor's knowledge and belief, there has been no infringement of any of the Intellectual Property Rights; and

                        6.1.10. the Vendor uses no assets other than the Assets in relation to the Business and no marks or names (registered or otherwise) have been used by the Vendor in relation to the Assets or the Business other than those names, logos or marks included in the Vendor's Retained Intellectual Property.

            6.2. The Vendor will indemnify and keep the Vendor indemnified against all and any costs, expenses, liabilities, damages, losses and claims incurred or suffered by the Purchaser which are notified to the Vendor during the 3 years following Completion as a result of or arising from any breach of the above warranties by the Vendor.

7.          FURTHER ASSURANCE

            7.1. The Vendor will, at the reasonable request of the Purchaser and at the Purchaser's expense for out of pocket costs:

                        7.1.1. do all acts, and execute and swear all documents that are reasonably necessary to vest absolute legal and beneficial ownership of the Intellectual Property Rights in the Purchaser or to perfect the Purchaser's title thereto anywhere in the world; and

                        7.1.2. give to the Purchaser such reasonable assistance as the Purchaser may request in evidencing the Purchaser's title to and enforcing and defending the Intellectual Property Rights anywhere in the world.

            7.2. The Vendor hereby appoints the Purchaser as its attorney on behalf of the Vendor to complete and execute such documents and do such things as the Purchaser may reasonably require to perfect the assignment and transfer of the Intellectual Property Rights to the Purchaser pursuant to clause 2 and the Vendor hereby agrees to ratify and confirm such acts of the Vendor and declares this power to be irrevocable pursuant to section 4 of the Powers of Attorney Act 1971.

                        The Purchaser shall not exercise the power of attorney hereby granted if

                        7.2.1. the Vendor advises the Purchaser that it disagrees with the assignment or transfer within 14 days after the Purchaser's request; and

                        7.2.2. unless the Vendor shall have failed to execute and deliver such documents or do such things within 14 days after the Purchaser's request to do so.

                        In the event that the Purchaser disagrees with the Vendor then the provisions of clause 13 shall apply.

            7.3. The Vendor may keep one copy of any of the Records that it is required to keep by law for accounting, legal or tax purposes and that copy may only be used for such purposes.

            7.4. The Vendor will remain liable to any third party under any warranties it has given to that third party in relation to the Business or any of the Assets and will indemnify and keep indemnified the Purchaser against all and any costs, expenses, liabilities, damages, losses and claims incurred by the Purchaser as a result of or arising from any breach of the warranties referred to in this clause.

            7.5. Subject to clause 7.4, for a period of 12 months after Completion the Purchaser will use reasonable endeavours to fulfil any warranty obligations of the Vendor in relation to the Software or any Ultra Chassis Friction Meters provided that the Vendor shall pay and reimburse the Purchaser at the Purchaser's then standard time and material rates for any work carried out under this clause and will reimburse to the Purchaser all other reasonable direct expenses incurred in connection with that work, and provided that the Purchaser shall have no liability to any third party or to the Vendor for any failure to fulfil such warranty obligations.

            7.6. The Vendor shall use its reasonable endeavours after the Completion Date to pass onto the Purchaser any enquiries relating to the Business, the Assets or any sales of any friction measurement product that it receives from third parties.

8.          CONDITIONS

            8.1. The completion of the transfer and assignment of the Assets to the Purchaser is conditional upon the passing at a duly convened and held special meeting of the Vendor's shareholders of a resolution to approve the sale of the Assets. The Vendor shall procure that all necessary steps are taken so that that meeting is held on or before the date 30 days from 2 November 1998. The Vendor shall notify the Purchaser and the Purchaser's Solicitors that it has obtained its shareholders' consent in accordance with this clause within one Business Day of obtaining that consent.

            8.2. In the event of such resolution not being passed on or before the date 60 days from 2 November 1998 , this Agreement shall terminate and neither party shall be liable to the other in respect of such termination, provided that termination shall not affect either party's accrued rights at termination.

            8.3. The Vendor undertakes that with effect from the date hereof until Completion or the termination of this Agreement under clause 8.2, it will act in concert with the Purchaser in all matters relating to the Business and the Assets and in particular it will:

                        8.3.1. pass all live enquiries relating to the Business or the Assets to the Purchaser as soon as reasonably practical;

                        8.3.2. obtain the prior written approval of the Purchaser before any quotation is made to any potential customer or purchaser of any of the Assets or any friction measurement product; and

                        8.3.3. will send the Purchaser a copy of all correspondence which it intends to send to its customers or to its potential customers for review by the Purchaser and will alter such correspondence as the Purchaser reasonably requires.

                        Any sales of any product (including any of the Assets) to any third party shall enure for the benefit of the Purchaser provided that this transaction is completed.

9.          INSURANCE

For a period of three years after the date of this Agreement, the Purchaser shall maintain products liability insurance covering the sale of the Assets to third parties in a minimum amount of 5 million US dollars.

10.         LITIGATION

Each party shall immediately notify the other affected party of any claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obliged to defend at the indemnifying party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defence of any such claim at its own expense.

11.         NOTICES

            11.1. Any demand, notice or communication shall be deemed to have been duly served:-

                        11.1.1. if delivered by hand, when left at the address for service provided for in this clause 11;

                        11.1.2. if sent by prepaid first class post, 96 hours after being posted (excluding Saturdays, Sundays and other days which are not business days); or

                        11.1.3. if sent by facsimile, on the next business day after transmission provided that where, in the case of delivery by hand such delivery or transmission occurs on a day which is not a Business Day or after 4.00 p.m. on a Business Day, service will be deemed to occur on the next following Business Day.

            11.2. Any demand, notice or communication must be made in writing addressed to the addresses set out below, or sent to the following fax numbers:

                        the Vendor:       Bison Instruments Inc, 5610
                                          Rowland Road, Minneapolis,
                                          Minnesota MN 55343-8956 (Facsimile
                                          Number: 001 612 931 0997) with a
                                          copy to Androcan Inc, 50 Bartor
                                          Road, Toronto, Canada M9M 2G5
                                          (Facsimile Number: 001 416 745
                                          9884)

                        the Purchaser:    Douglas Equipment Limited, Village
                                          Road, Arle, Cheltenham,
                                          Gloucestershire GL51 0AB
                                          (Facsimile Number: 01242 221198)

12.         GENERAL

            12.1. Neither party may assign this Agreement in whole or in part without first obtaining the written consent of the other but, subject thereto, this Agreement shall be binding on and shall enure for the benefit of each party's permitted successors and assigns, as the case may be.

            12.2. Except for any obligation fully performed at or prior to Completion, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement shall continue in full force and effect notwithstanding Completion but in any event the Vendor's liability for any of the agreements, covenants, obligations, warranties, indemnities, or undertakings under this Agreement shall not survive beyond three years following the Completion Date, and provided that the maximum liability of the Vendor under this Agreement is limited to the sums paid to the Vendor by the Purchaser under this Agreement.

            12.3. Failure or delay by either party in exercising any right or remedy of that party under this Agreement shall not in any circumstances operate as a waiver of it, nor shall any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy. Any waiver of a breach of, or default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

            12.4. The headings to the clauses of this Agreement shall not affect its construction.

            12.5. This Agreement shall be subject to the laws of England and Wales and subject to clause 13 each party shall submit to the exclusive jurisdiction of the English Courts.

13.         DISPUTE RESOLUTION

            13.1. If any dispute arises between the parties arising from or relating to this Agreement, the Vendor or the Purchaser shall refer the dispute to their respective representatives, who shall promptly discuss the dispute with a view to its resolution.

            13.2. If any dispute cannot be resolved in accordance with Clause 13.1 within 14 days, the Purchaser or the Vendor may require in writing that the matter be referred for consultation between the Board of the Purchaser and the Board of the Vendor. In this event, both the Purchaser and the Vendor shall be represented by one or more members of their respective Boards in consultations which shall be held within twenty-one days of the requirement.

            13.3. If any dispute can not be resolved under clauses 13.1 and 13.2, the dispute may be referred by either party to a person agreed by the parties or in default of agreement within 10 Business Days to a person nominated by the President of the Law Society in the United Kingdom with a request that such a person make a decision on the dispute within 10 Business Days of receiving the reference. The nominated person shall act as an expert and not as an arbitrator and the decision of the expert in the absence of manifest fraud or error, shall be final and binding. Each party shall share the costs of instructing the expert.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

SCHEDULE 1

--------------------------------------------------------------------------
      ASSETS                                                PURCHASE
                                                            PRICE
                                                            $US
--------------------------------------------------------------------------
1.    The Stock                                             As
                                                            determined
                                                            under clause
                                                            2.1
--------------------------------------------------------------------------
2.    Four complete and tested Ultra Chassis                US$16,000
      Friction Meters                                       each
--------------------------------------------------------------------------
3.    The Software, the Records and the                     US$100,000
      Intellectual Property Rights
--------------------------------------------------------------------------

SCHEDULE 2

THIS DEED OF COVENANT is made the              day of              1998
BETWEEN:

(1) DOUGLAS EQUIPMENT LIMITED a company registered in England and Wales (Company No: 697744) whose registered office is at Village Road, Arle, Cheltenham, Gloucester GL51 0AB (trading as Douglas Schopf) ("the Purchaser"); and

(2)         [                                     ] a company registered
            [                                        ] (Company No:
            [                           ]) whose principal place of business is
            at [] ("the Covenantor").

WHEREAS

The Purchaser has agreed to enter into an agreement with Bison Instruments Inc ("the Company") under which the Company will sell certain assets to the Purchaser for the sums set out therein ("the Agreement") and, in consideration of the Purchaser entering into the Agreement, the Covenantor has agreed to give the Purchaser the covenant set out below

IT IS AGREED THAT:

1.          INTERPRETATION

            1.1 Words and expressions defined in the Agreement shall have the same meaning in this Deed.

            1.2 In addition, "the Restriction Period" shall mean the period of [five] years following the date hereof.


2.          COVENANT

            The Covenantor covenants with the Purchaser that it will not, and will procure that any body corporate of which it has from time to time control (within the meaning of Section 840 of the Income and Corporation Taxes Act 1988) and that and any partnership or any business in which it may be engaged or interested will not:

            2.1 at any time during the Restriction Period, either by itself or with or on behalf of any other person, firm or company, directly or indirectly engage or participate in, or carry on the business of, friction measurement anywhere in the United States which is similar to or in competition with the Business or the business carried on from time to time by the Purchaser in relation to any of the Assets;

            2.2 at any time during the Restriction Period, either by itself or with or on behalf of any other person, firm or company, directly or indirectly engage or participate in, or carry on the business of friction measurement anywhere in the world (other than the United States) which is similar to or in competition with the Business or the business carried on from time to time by the Purchaser in relation to the Assets;

            2.3 at any time during the Restriction Period, either by itself or with or on behalf of any other person, firm or company, directly or indirectly solicit or entice, or endeavour to solicit or entice, away from the Purchaser or (in relation to any business which may in any way be in competition with any of the businesses carried on from time to time by the Purchaser) deal with any person, firm or company which at the date hereof, or at any time during the period of two years prior to the date hereof, has directly or indirectly been a customer, agent or supplier or otherwise in the habit of dealing with the Company or the Purchaser in connection with the friction measurement business;

            2.4 at any time subsequent to Completion represent itself as currently being in any way connected with or interested in any friction management business. For the avoidance of doubt, the Covenantor may represent itself as being connected with the friction management business which was carried on by the Vendor prior to Completion;

            2.5 at any time disclose or use any confidential information relating to the Business or to the Company's affairs or trade secrets.

3. The covenants contained in Clause 2 hereof shall be separate and (if necessary) severable covenants.

4. The restrictions contained in Clause 2 are considered reasonable by the parties but in the event that any such restrictions shall be found to be void, but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

5. It is hereby agreed and declared that the benefit of this Deed shall be assignable by the Purchaser to any purchaser of its shares or any assignee of its friction measurement business.

6. This Deed shall be subject to the laws of England and Wales and each party shall submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered the day and year first before written.

EXECUTED as a DEED         )
by Douglas Equipment       )
Limited                    )

                           ................................. Director

                           ................................. Director/Secretary


EXECUTED as a DEED         )
by the Covenantor          )
                           ................................. Director

                           ................................. Director/Secretary

SCHEDULE 3

DETAILS OF TRADE MARK

            -------------------------------------------------
            Trade Mark       Date of            Registration
                             Registration       Number
            -------------------------------------------------
            MU-METER         3 June 1997        1,066,264
            -------------------------------------------------

SCHEDULE 4


FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

THIS DEED OF ASSIGNMENT is made the    day of          1998

BETWEEN

(1) BISON INSTRUMENTS INC a company registered in the State of Minnesota (Federal Identification No: 41-0947661) whose principal place of business is at 5610 Rowland Road, Minneapolis, MN 55343-8956 ("the Vendor");

(2) DOUGLAS EQUIPMENT LIMITED a company registered in England & Wales (Company No: 697744) whose registered office is at Village Road, Arle, Cheltenham. Gloucester GL51 0AB (trading as Douglas Schopf) ("the Purchaser").

WHEREAS

The parties have entered into the Sale and Purchase Agreement (as defined below) under which the Vendor agreed to assign the Intellectual Property Rights (as defined below) to the Purchaser on the terms and conditions set out below.

IT IS AGREED

1.          DEFINITION

IN THIS ASSIGNMENT THE FOLLOWING WORDS SHALL HAVE THE FOLLOWING MEANINGS:

            "THE BUSINESS"  means the Vendor's business associated with the sale of the Vendor's friction measurement product line as carried on by the Vendor prior to the date hereof;

            "THE DESIGNS"   means the mechanical and electronic design of the
                            MK4 and MK5 equipment, the mechanical and electrical design of the Bison Self Watering System (ie speed related system part number B707 and Dual Speed system part number B706) and the mechanical design of the Ultra Chassis Friction Meters;


            "THE            means the Trade Mark and all and any patents, patent
            INTELLECTUAL    applications, copyrights, trade marks, service
            PROPERTY        marks, registered designs, design rights, business
            RIGHTS"         names, know-how, database rights and any other
                            industrial or intellectual property rights (and applications for any of these) and any similar or analogous rights in any jurisdiction anywhere in the world subsisting in any of the Records, the Software or the Designs with the exception of those intellectual property rights possessed by the Purchaser prior to the date of the Sale and Purchase
                            Agreement and with the exception of the name "Bison
                            Instruments Inc, the Bison trade mark, service mark and trade name (the "Bison Word Mark") and the Bison graphic logo (the "Bison Logo");

            "THE RECORDS"   means all and any drawings, papers, documents,
                            samples, reports, specifications, designs, manuals, drawings, statistics, accounts, documentation, know-how, marketing or promotional material and any other material including any drafts, scraps or work in progress or any other information relating to the Stock, the Designs, the Software or the Business, including without limitation:

                            (i) records of all customers to whom sales have been made;

                            (ii) contact names and addresses of the Vendor's agents and distributors in the United States, Canada, Central America and South America and the rest of the world; and

                            (iii) full details of all suppliers of any and all components of any equipment to which any of the Designs relate;

            "THE SALE AND   means the agreement dated [                  ]
            PURCHASE        between the Vendor and the Purchaser for the sale
            AGREEMENT"      and purchase of the Intellectual Property Rights and
                            other assets;

            "THE SOFTWARE"  means the source code and the object code of the
                            Mu-Meter software and all versions and releases thereof (including without limitation the MK4 and MK5 versions) and all specifications and documentation relating to that software;

            "THE STOCK"     means the stock of the Business including all the
                            test equipment as determined in the Sale and Purchase Agreement;

            "THE TRADE MARK" means the trade mark registered in the United
                            States details of which are set out in the Appendix hereto and all goodwill attaching to that mark.

2.          ASSIGNMENT

In consideration of the sum of (pound)1, exclusive of VAT, the receipt of which is hereby acknowledged the Vendor hereby assigns with full title guarantee the Intellectual Property Rights to the Purchaser absolutely.

3.          GOVERNING LAW

This Assignment is subject to and shall be construed in accordance with English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts in relation thereto.

Executed as a Deed by the above parties and is intended to be and is hereby delivered the day and year appearing above.

EXECUTED as a Deed by   )
BISON INSTRUMENTS Inc   )

            ..................................................

                               Director

                               ....................
                               Director/Secretary
EXECUTED as a Deed      )
by DOUGLAS EQUIPMENT    )
LIMITED                 )

            ...................................................
                               Director


            ...................................................
                               Director/Secretary

APPENDIX

DETAILS OF TRADE MARK

            -------------------------------------------------
            Trade Mark       Date of            Registration
                             Registration       Number
            -------------------------------------------------
            MU-METER         3 June 1997        1,066,264
            -------------------------------------------------

SIGNED by             )
for and on behalf of  )
DOUGLAS EQUIPMENT     )
LIMITED               )              /s/ David Toolan




SIGNED by             )
for and on behalf of  )
BISON INSTRUMENTS INC )              /s/ Edward G. Lampman

                           LEASE TERMINATION AGREEMENT

THIS AGREEMENT, made and entered into this 18th day of June, 1998, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called "Landlord") and BISON INSTRUMENTS, a Minnesota corporation (hereinafter called "Tenant").

                                   WITNESSETH:

WHEREAS, LANDLORD AND TENANT ENTERED INTO A LEASE DATED JULY 20, 1994 ("LEASE"), COVERING CERTAIN PREMISES KNOWN AS SUITE 145 AND CONSISTING OF APPROXIMATELY 10,165 SQUARE FEET OF SPACE ("PREMISES") IN THE BUILDING LOCATED AT 5610 ROWLAND POND, MINNETONKA, MINNESOTA ("BUILDING"), WHICH PREMISES ARE MORE PARTICULARLY DESCRIBED IN SAID LEASE; AND

WHEREAS, Landlord and Tenant now desire to terminate the Lease pursuant to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the preambles and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Lease is hereby terminated as of October 1, 1998 (the "Effective Date"), and thereafter the parties shall have no rights, duties or obligations under the Lease and are hereby released therefrom, except those which are expressly stated in the Lease to survive the termination of the Lease.

2. In consideration of Landlord's agreement to terminate the Lease as set forth in Section 1, Tenant hereby agrees to pay to Landlord the following amounts:

            a) A termination fee of $25,000.00, which will be paid as of the date of this Agreement;

            b) All rent due and unpaid under the Lease as of the date of this Agreement, totaling $18,259.96; and

            c) All rent due under the Lease from the date of this Agreement to the Effective Date, totaling $27,389.94. The parties agree that Landlord shall apply Tenant's security deposit under the Lease, in the amount of $5,481.00, to the amount owed under this Sub-Section C. Tenant shall pay to Landlord the balance owed of $21,908.94 by no later than July 1, 1998.

3. This Agreement shall be governed by and construed under the laws of the State of Minnesota.

4. This Agreement shall not be binding until executed by all parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        LANDLORD:

                                        LIBERTY PROPERTY LIMITED PARTNERSHIP


                                                 By:  /s/ Doug Johnson
                                                      --------------------------

                                                 Its: Vice President
                                                      --------------------------


                                                 TENANT:

                                             BISON INSTRUMENTS


                                                 By:  /s/ Lawrence M. Martin
                                                      --------------------------

                                                 Its: General Manager
                                                      --------------------------

                               SUBLEASE AGREEMENT

This Sublease Agreement ("Sublease"), made and entered into this 18th day of June, 1998, by and between BISON INSTRUMENTS, a Minnesota corporation ("Sublessor'), and ENDURATEC SYSTEMS CORP., a Minnesota corporation ("Tenant").

WITNESSETH:

WHEREAS, Sublessor entered into that certain Lease dated July 20, 1994 (the "Prime Lease"), by and between MARFIELD, BELGARDE & YAFFE ("Landlord"), as landlord, and Sublessor, as tenant, for certain premises ("Premises") in the building located at 5610 Rowland Pond, Minnetonka, Minnesota, a true and correct copy of which is attached hereto as Exhibit A and made a part hereof; and

WHEREAS, Sublessor desires to sublease to Tenant that portion of the Premises which is identified by crosshatch on the attached Exhibit B ("Subleased Premises"), and Tenant desires to sublease the same from Sublessor, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. SUBLEASED PREMISES. Sublessor hereby leases unto Tenant, and Tenant hereby takes from Sublessor, in its "as is" condition the Subleased Premises.

2. TERM. The term of this Sublease shall commence on July 1, 1998, and shall terminate as of October 1st, 1998.

3. RENT. As monthly rent ("Rent") for the Subleased Premises, Tenant will pay monthly rent in an amount equal to 50% of Sublessor's monthly installments of Minimum Annual Rent, Annual Operating Expenses, Taxes and other Impositions, and other additional rent for the Premises. Tenant's Rent shall be payable in advance, without abatement, deduction or setoff, on the Commencement Date and on the first day of each calendar month thereafter during the Sublease Term. The Rent as to any partial months included in the Sublease Term shall be prorated on a daily basis.

4. ASSUMPTION OF OBLIGATIONS. Except for the rent due under the Prime Lease and except as otherwise set forth in this

Sublease, Tenant assumes and agrees to keep, obey and perform all of the terms, covenants and conditions of Sublessor as Tenant under the Prime Lease with respect o the Subleased Premises. Any failure by Tenant to perform, keep and obey the same shall be a default hereunder. It is hereby understood and agreed that Tenant's rights to use, possess and enjoy the Subleased Premises are subject to the terms and conditions of the Prime Lease and the rights and remedies of Landlord thereunder.

5. TITLE AND POSSESSION. Sublessor covenants and agrees that it has full right and authority to enter into this Sublease for the full term hereof, and that Tenant, upon paying the rents and other sums provided herein, and upon performing the duties, covenants, agreements and obligations hereof, and upon keeping and obeying all of the restrictions, conditions and provisions hereof, will have, hold and enjoy quiet possession of the Subleased Premises for the term herein granted and with all of the rights and privileges of Sublessor under the Prime Lease with respect to the Subleased Premises except as herein expressly excluded or modified and subject to all of said duties, covenants, agreements, obligations, restrictions, conditions and provisions.

6. SUBLEASE AND ASSIGNMENT. It is mutually agreed that Tenant may not assign this Sublease or further sublease any portion of the Subleased Premises without the prior written consent of Sublessor and Landlord. Tenant shall not pledge its interest hereunder, or allow liens to be placed on such interest, or suffer this Sublease or any portion thereof to be attached or taken upon execution. No assignment or further subleasing, even with the consent of Sublessor and Landlord, shall relieve Tenant from liability for payment of the rent herein provided for or from the obligation to keep and be bound by all of the terms, conditions and covenants of this Sublease.

7. DAMAGE, DESTRUCTION OR CONDEMNATION. In the event of damage or destruction of the Subleased Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease shall terminate if, but only if, the Prime Lease is terminated as a result thereof, and the rent payable hereunder shall abate only as long as and in the same proportion as the rent due from Sublessor to Landlord under the Prime Lease abates as a result thereof.

8. MUTUAL RELEASE AND WAIVER OF SUBROGATION. Notwithstanding any provision of this Sublease to the contrary, all parties hereby waive any and all rights of recovery, claim, action or cause of action, against the others and against Landlord, their agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Subleased Premises, or any improvements thereto, or the building of which the Subleased Premises are a part, or any improvements thereto, or any property of such party herein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and each covenants that its insurers shall hold no right of subrogation against any other party.

9. ALTERATIONS. Any alterations, additions and improvements in or upon the Subleased Premises shall be made by Tenant only after prior written consent by Sublessor, which consent shall not be withheld if Landlord consents thereto. Upon the termination of the term hereof, all such alterations, additions and improvements (except personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant) shall be and remain part of the Subleased Premises and shall not be removed by Tenant unless such removal is required by Sublessor, in which case Tenant shall remove the same and restore the Subleased Premises to the same condition in which they were on the date hereof, reasonable and ordinary wear and tear excepted. Personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant shall be and remain the property of Tenant and may be removed by Tenant at any time during the term hereof when Tenant is not in default hereunder. Tenant covenants and agrees to indemnify Sublessor and Landlord against, and hold Sublessor and Landlord harmless from, all liens, whether for labor or materials arising as the result of alterations, additions, repairs, or improvements to the Subleased Premises made by Tenant during the term of this Sublease.

10. DEFAULT. If the rent above referred to, or any part thereof, whether the same be demanded or not, shall remain unpaid for a period of 5 days from the date when due hereunder, or if any other term, condition or covenant of this Sublease, express or implied on the part of Tenant to be kept or performed shall be violated or neglected, and if Tenant shall fail to cure the same within ten days from the date of written notice from Sublessor to Tenant specifying the violations, or if the Subleased Premises or Tenant's interest therein shall be taken on execution or other process of law, or if Tenant shall petition to be or shall be declared bankrupt or insolvent according to law or shall enter an assignment for the benefit of creditors, or if Tenant shall abandon the Subleased premises, or if any default under the Prime Lease shall occur with respect to Tenant or the performance by Tenant of any of its covenants and obligations under this Sublease, then and in any of said cases, Tenant shall be deemed in default, and Sublessor shall have all of the rights and remedies against Tenant which would be available to Landlord against Sublessor in the event of a default by Sublessor under the Prime Lease.

11. NOTICES. Any notice or communication required or permitted to be given or served by either party hereto upon the other shall be deemed given or served in accordance with the provisions of this Sublease when mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid, property addressed as follows:

            If to Sublessor:        Bison Instruments
                                    5610 Rowland Road
                                    Minnetonka, MN 55343

            If to Tenant:           EnduraTEC Systems Corporation
                                    5610 Rowland Pond Road
                                    Minnetonka, MN 55343

Each such mailed notice or communication shall be deemed to have been given to, or served upon, the party to which addressed on the date the same is deposited in the United States registered or certified mail, postage prepaid, property addressed in the manner above provided. Any party hereto may change its address for the service of notice hereunder by serving written notice hereunder upon the other party hereto, in the manner specified above, at least ten (10) days prior to the effective date of such change.

12. SURRENDER OF SUBLEASED PREMISES UPON EARLY TERMINATION. Upon any early termination of this Sublease, Tenant shall quit and surrender possession of the Subleased Premises to Sublessor in as good order and condition as the same are now or hereafter may be improved by Landlord, Sublessor or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Sublessor, remove or cause to be removed from the Subleased Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, movable partitioning and other articles or personal property owned by Tenant or installed or placed by Tenant at its expense in the Subleased Premises, and all similar articles of any other persons claiming under Tenant, and Tenant shall repair all damage to the Subleased Premises resulting from such removal.

13. TERMINATION OF PRIME LEASE. It is understood and agreed by and between the parties hereto that the existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease, and in the event of the cancellation or termination of the Prime Lease, this Sublease automatically shall be terminated; provided, however, that this provision shall not be deemed to release Sublessor from liability if the Prime Lease is cancelled or terminated by reason of a default by Sublessor as tenant under the Prime Lease, which default did not result, in whole or in part, from a default by Tenant hereunder. Sublessor shall have no liability to Tenant if the Prime Lease is cancelled or terminated by reason of a default by Tenant hereunder, or by reason of any condemnation or destruction of the Subleased Premises.

14. WAIVER. A waiver by Sublessor of any default, breach or failure of Tenant under this Sublease shall not be construed as a waiver of any subsequent or different default, breach or failure.

15. HOLDING OVER. If Tenant holds over after the early termination of the term hereof without the express written consent of Sublessor, Tenant shall become a tenant at sufferance only, at a rental rate equal to 150% of the rental rate in effect upon the date of such expiration and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Sublessor of rent after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this paragraph are in addition to, and shall not limit, Sublessor's right of reentry or any other rights of Sublessor hereunder or as otherwise provided by law. In the event of any unauthorized holding over, Tenant shall indemnify Sublessor against all claims for damages arising therefrom.

16. SUCCESSORS AND ASSIGNS. All of the terms, covenants, provisions and conditions of this Sublease shall be biding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. CAPTIONS. The captions used on the paragraphs of this Sublease are for convenience only, are not a part of this Sublease, and are not to be considered in the interpretation hereof.

18. CONSENT OF LANDLORD. This Sublease is contingent upon approval by Landlord manifested by Landlord's execution of the Consent to Sublease appearing below. Unless and until Landlord executes the Consent to Sublease below, this Sublease shall be of no force or effect, and the parties hereto shall have no liability or obligation to each other. Tenant shall not be permitted access to the Subleased Premises for any purpose until the Consent to Sublease below has been executed by Landlord.

19. RELATIONSHIP OF PARTIES. This Sublease does not and shall not create the relationship of principal and agent, or of partnership, or of joint venture, or of any other association between Sublessor and Tenant, the sole relationship between the parties hereto being strictly that of landlord and tenant.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

                                SUBLESSOR:

                                BISON INSTRUMENTS


                                By:  /s/ Lawrence M. Martin
                                     -------------------------------------------

                                Its: General Manager
                                     -------------------------------------------


                                TENANT:

                                 ENDURATEC SYSTEMS CORP.


                                By:  /s/ Kent Villander
                                     -------------------------------------------

                                Its: President
                                     -------------------------------------------

                               CONSENT TO SUBLEASE


THE UNDERSIGNED ("LANDLORD") DOES HEREBY CONSENT TO THE FOREGOING SUBLEASE, PROVIDED THAT SUCH CONSENT SHALL NOT RELEASE OR DISCHARGE THE SUBLESSOR FROM ANY OF ITS OBLIGATIONS TO BE PERFORMED UNDER THE PRIME LEASE, AND FURTHER PROVIDED THAT SUCH CONSENT IS LIMITED TO THE FOREGOING SUBLEASE ONLY, AND ANY FURTHER ASSIGNMENT, SUBLEASE, AMENDMENT OR MODIFICATION OF THIS SUBLEASE OR THE PRIME LEASE SHALL REQUIRE THE PRIOR WRITTEN CONSENT OF THE UNDERSIGNED PURSUANT TO OF THE PRIME LEASE.

                                        LANDLORD:

                                   LIBERTY PROPERTY LIMITED PARTNERSHIP

                                   By:         /s/ Douglas Johnson
                                               ---------------------------------

                                   Its:        Vice President
                                               ---------------------------------